UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2013

The Dolan Company

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33603	43-2004527
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 South Ninth Street, Suite 2300 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

(612) 317-9420

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 26, 2013, The Dolan Company (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the exchange’s continued listing standard regarding price of a security contained in Section 802.01C of the NYSE Listed Company Manual. Section 802.01C requires the average closing price of a listed security to be at least $1.00 per share over a consecutive 30 trading-day period.

In accordance with NYSE rules, the Company issued a press release on January 2, 2014, announcing its receipt of the notice from the NYSE. The press release is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 31, 2013, the Company appointed Kevin Nystrom, Managing Director of Zolfo Cooper, as its Chief Restructuring Officer. Mr. Nystrom will perform his services pursuant to an agreement to be entered into among the Company, Mr. Nystrom and Zolfo Cooper Management, LLC, pursuant to which Zolfo Cooper will make Mr. Nystrom’s services available to the Company. The terms of this agreement are currently being finalized by the parties.

Mr. Nystrom, age 54, is a managing director of Zolfo Cooper and has been with the firm since 2000. There are no family relationships between Mr. Nystrom and any director or executive officer of the Company that require disclosure under Item 401(d) of Regulation S-K. Other than with respect to the proposed agreement with the Company described in the previous paragraph, there are no transactions between Mr. Nystrom or any of his immediate family members and the Company or any of its subsidiaries that require disclosure under Item 404(a) of Regulation S-K.

The Company issued a press release on January 2, 2014, announcing the appointment of Kevin Nystrom as its Chief Restructuring Officer. The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibits

99.1	Press Release of the Company dated January 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOLAN COMPANY

Date: January 2, 2014	/s/ Vicki J. Duncomb
Name: Vicki J. Duncomb
Its: Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibits

99.1	Press Release of the Company dated January 2, 2014